FOR IMMEDIATE RELEASE
Resonant Reports Third Quarter 2016 Financial Results
and Provides Business Update
Management to Host a Conference Call Today at 1:30 p.m. PT/4:30 p.m. ET

GOLETA, Calif. - November 10, 2016 - Resonant Inc. (NASDAQ: RESN), a developer of software tools and intellectual property, and design services provider of filters, for radio frequency front-ends (RFFE) that specializes in delivering solutions for difficult bands and complex requirements, today announced financial results for the third quarter ended September 30, 2016 and provided a business update.

Management Commentary
“During the third quarter of 2016, we strengthened our corporate foundation with the appointment of a new CFO, obtained additional capital to execute on our strategy, and gained both new customers and follow on orders from existing customers,” said Terry Lingren, Co-founder and CEO of Resonant. “With a total of 20 designs currently under development with five customers, we are gaining momentum in our effort to commercialize our innovative filter design capability and generate recurring royalty revenues. As such, we will continue to actively pursue new opportunities with current and future customers to achieve these objectives."

“Other highlights from the quarter included the closing of an $11.5 million public offering of our common stock, which we believe provides us with sufficient capital to fund our planned operations through 2017."

“We are also pleased to welcome Jeff Killian as our new Chief Financial Officer. Jeff is a seasoned financial executive with 30 years of relevant financial, filter and semiconductor industry experience at well-respected companies, and we look forward to leveraging his deep experience and expertise."

“In October, we published our latest whitepaper titled, ‘RF Innovation and the Transition to 5G Wireless Technology,’ which provides some insight on the RF needs of 5G devices. We believe the RFFE for mobile phones will continue to increase in complexity and require more filters and multiplexing to increase data rates. To address these needs, we have developed a comprehensive Electronic Design Automation (EDA) design platform, initially focused on acoustic wave filter design, which is currently an absent design block in many EDA tools to enable automated design capabilities for the RF front-end that we believe will help improve speed, flexibility and ultimately have the ability to significantly drive down costs.”

“Taken together, we believe that our foundation of customers, technology, tools and talent have and will continue to enable us to capture customers, further positioning us for potential success in the filter design market.”

Customer Updates
In the third quarter, Resonant reported the signing of 9 new sockets that are now under development, 6 of which have license agreements negotiated and signed. Subsequent to the end of the third quarter, 4 additional sockets and one new customer have also been signed to development and license agreements. Additionally, in the first half of the year, 7 sockets went under development and license, bringing the total year to date to 20 sockets under development, 17 of which have license agreements in place.

In the third quarter, the number of customers doubled from the first half of the year. Resonant ended the quarter with 4 customers and with this week’s announcements now has 5 customers actively engaged.

“We believe our current customers are demonstrating their confidence in our ability to design complex and competitive RF front-end filters by expanding the number of designs they have under contract with us,” said Terry Lingren, CEO and Co-Founder of Resonant Inc. “It is their confidence in our software tools, IP libraries and advanced design capabilities that are driving our product portfolio growth and future licensing potential, which moves Resonant closer to commercializing our innovative filter design capability and creating the potential for recurring royalty revenues.”

“New mobile phone product introductions, supporting the requirements for band proliferation and the urgency to boost data rates, we believe, remain key drivers for additional RF content. These are examples of the requirements that will continue to fuel the demand for more filter designs with increasing complexity in this fast-growing market,” continued Lingren.

More on what is driving demand for complex filters can be found in Resonant’s recently published whitepaper titled “RF Innovation and the Transition to 5G Wireless Technology”.

Financial Results for the Third Quarter 2016 Compared With the Third Quarter 2015

For the three months ended September 30, 2016, Resonant recognized $25,000 of revenue related to $233,000 of upfront, non-refundable payments in connection with contracts from four customers.

Research and development expenses totaled $1.5 million, compared with $1.2 million for the same quarter of 2015. The increase was the result of the increased payroll, benefits, consulting, travel and development costs related to increased activity on various filter designs under development.

General and administrative expenses totaled $2.3 million, compared with $1.6 million a year ago. The increase was primarily due to $250,000 of senior executive transition costs and $80,000 of business acquisition costs. We also incurred increased costs for payroll and benefits due to increased headcount, travel expenses associated with business development efforts and increased legal fees in connection with legal proceedings.

The net loss totaled $4.0 million, or (0.39) per fully diluted share, compared with a net loss of $2.9 million, or $(0.40) per share, for the same quarter last year.

On a non-GAAP basis, adjusted EBITDA for the third quarter of 2016, which excludes non-cash charges for stock-based compensation and depreciation and amortization, was $(3.2) million, or $(0.32) per fully diluted share. This compared with non-GAAP adjusted EBITDA for the third quarter of 2015 of $(2.1) million, or $(0.29) per fully diluted share.

Cash, cash equivalents and short-term investments at September 30, 2016 were $12.7 million. This compared with $5.5 million of cash, cash equivalents and short-term investments at December 31, 2015.

In September, Resonant raised gross proceeds of approximately $11.5 million in a secondary offering of 2,715,000 shares. Resonant is using the proceeds from the fund raising to continue product development efforts and business development activities, as well as for general and administrative purposes.

Conference Call
Management will host an investor conference call today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Resonant’s third quarter financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Date: Thursday, November 10, 2016
Time: 1:30 p.m. Pacific time
U.S. Dial-in: 1-877-407-3982
International Dial-in: 1-201-493-6780
Conference ID: 13647417

Webcast: http://public.viavid.com/index.php?id=121439

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through December 10, 2016. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 13647417. A webcast will also be available for 30 days on the IR section of the Resonant website or by clicking here: RESN 3Q16 Webcast.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation. Resonant believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of Resonant’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant Inc.
Resonant is creating software tools and intellectual property that enable the development of innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise. For more information, please visit www.resonant.com.

About Resonant’s ISN® Technology
Resonant can create designs for hard bands and complex requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. The Company’s large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones. These improved filters still use existing manufacturing methods (i.e. SAW) and can perform as well as those using higher cost methods (i.e. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant’s method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant’s models are fundamental, integration with its foundry and fab customers is eased because its models speak the “fab language” of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the status of filter designs under development, the capabilities of our filter designs, and the timing and amount of future royalty streams.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik
MZ North America
1-949-385-6449
Greg.Falesnik@MZGroup.us

Resonant Inc.
Condensed Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$2,719,000	$2,501,000
Investments held-to-maturity	10,002,000	3,006,000
TOTAL CURRENT ASSETS	12,945,000	5,645,000
PROPERTY AND EQUIPMENT, NET	948,000	992,000
TOTAL NONCURRENT ASSETS	2,131,000	930,000
TOTAL ASSETS	$16,024,000	$7,567,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$1,773,000	$1,079,000
TOTAL LONG-TERM LIABILITIES	0	20,000
STOCKHOLDERS’ EQUITY
Common stock	12,000	7,000
Additional paid-in capital	55,193,000	37,373,000
Accumulated deficit	(40,953,000)	(30,912,000)
TOTAL STOCKHOLDERS’ EQUITY	14,251,000	6,468,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,024,000	$7,567,000

Resonant Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Nine months ended September 30, 2016	Nine months ended September 30, 2015
REVENUE	$25,000	$—	$115,000	$—
OPERATING EXPENSES
Research and development	1,459,000	1,167,000	3,978,000	3,258,000
General and administrative	2,346,000	1,584,000	5,685,000	3,654,000
Depreciation and amortization	201,000	127,000	502,000	354,000
TOTAL OPERATING EXPENSES	4,006,000	2,878,000	10,165,000	7,266,000
OPERATING LOSS	(3,981,000)	(2,878,000)	(10,050,000)	(7,266,000)
OTHER INCOME
Interest income	4,000	7,000	10,000	23,000
TOTAL OTHER INCOME	4,000	7,000	10,000	23,000
LOSS BEFORE PROVISION FOR INCOME TAXES	(3,977,000)	(2,871,000)	(10,040,000)	(7,243,000)
Provision for income taxes	—	—	(1,000)	(1,000)
NET LOSS	$(3,977,000)	$(2,871,000)	$(10,041,000)	$(7,244,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.39)	$(0.40)	$(1.14)	$(1.01)
Weighted average shares outstanding — basic and diluted	10,095,395	7,179,178	8,772,582	7,139,657

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Nine months ended September 30, 2016	Nine months ended September 30, 2015

Net loss (GAAP)	$(3,977,000)	$(2,871,000)	$(10,041,000)	$(7,244,000)
Add (subtract) the following items:
Interest income	(4,000)	(7,000)	(10,000)	(23,000)
Stock Compensation	552,000	696,000	1,350,000	1,537,000
Depreciation and amortization	201,000	127,000	502,000	354,000
Taxes	—	—	1,000	1,000
Adjusted EBITDA (non-GAAP)	$(3,228,000)	$(2,055,000)	$(8,198,000)	$(5,375,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(0.32)	$(0.29)	$(0.93)	$(0.75)
Weighted average shares outstanding — basic and diluted	10,095,395	7,179,178	8,772,582	7,139,657